SCHEDULE 14C

(RULE 14c-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(c) OF THE SECURITIES

EXCHANGE ACT OF 1934 (AMENDMENT NO.    )

Check the appropriate box:

☐	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☒	Definitive Information Statement

MET INVESTORS SERIES TRUST

(Name of Registrant As Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, of the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

MET INVESTORS SERIES TRUST

5 Park Plaza

Suite 1900

Irvine, California 92614

December 21, 2012

Dear Contract Owner:

The accompanying information statement provides information about a change in the subadviser of the MLA Mid Cap Portfolio (formerly, Lazard Mid Cap Portfolio) (the “Portfolio”), a series of Met Investors Series Trust. Effective November 26, 2012, Neuberger Berman Management LLC became the subadviser to the Portfolio. In addition, effective November 26, 2012, the name of the Portfolio was changed to MLA Mid Cap Portfolio. You are receiving the accompanying information statement because some or all of the value of your variable annuity or variable life insurance contract was invested in the Portfolio as of November 30, 2012.

The accompanying information statement is for your information only. You do not need to do anything in response to this information statement.

Sincerely,

Elizabeth M. Forget
President
Met Investors Series Trust

MET INVESTORS SERIES TRUST

MLA Mid Cap Portfolio

(formerly, Lazard Mid Cap Portfolio)

5 Park Plaza, Suite 1900

Irvine, California 92614

INFORMATION STATEMENT

Important Notice Regarding the Availability of this Information Statement

This Information Statement is available online at www.metlife.com/variablefunds

The primary purpose of this Information Statement is to provide you with information about a change of the subadviser to the MLA Mid Cap Portfolio (formerly, Lazard Mid Cap Portfolio) (the “Portfolio”), a series of Met Investors Series Trust (the “Trust”). Effective November 26, 2012, Neuberger Berman Management LLC (“Neuberger Berman”) replaced Lazard Asset Management LLC (“Lazard”) as the subadviser to the Portfolio. This Information Statement is being mailed beginning on or about January 4, 2013 to the Portfolio’s shareholders of record as of the close of business on November 30, 2012 (the “Record Date”). The information in this document should be considered to be an Information Statement for purposes of Schedule 14C under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Trust’s most recent annual and semiannual reports are available upon request without charge by writing the Trust at the above address or calling the Trust toll-free at 1-800-638-7732.

MetLife Advisers, LLC (“MetLife Advisers”) serves as investment adviser to the Trust pursuant to a management agreement dated December 8, 2000, as amended from time to time, between the Trust and MetLife Advisers (the “Management Agreement”). MetLife Investors Distribution Company (the “Distributor”), an affiliate of MetLife Advisers, serves as the distributor to the Trust. MetLife Advisers is located at 501 Boylston Street, Boston, Massachusetts 02116. The Distributor is located at 5 Park Plaza, Suite 1900, Irvine, California 92614. State Street Bank and Trust Company is the administrator of the Trust and is located at 2 Avenue de Lafayette, Boston, Massachusetts 02111.

Section 15(a) of the Investment Company Act of 1940, as amended (the “1940 Act”), requires that all agreements under which persons serve as investment advisers or investment subadvisers to investment companies be approved by shareholders. The Securities and Exchange Commission (the “SEC”) has granted exemptive relief to the Trust and MetLife Advisers which generally permits MetLife Advisers, subject to certain conditions, and without the approval of shareholders, to: (a) employ a new investment subadviser for the Portfolio pursuant to the terms of a new investment subadvisory agreement, in each case either as a replacement for an existing subadviser or as an additional subadviser; (b) change the terms of any investment subadvisory agreement in a way that would otherwise require the approval of shareholders; and (c) continue the employment of an existing subadviser on the same subadvisory contract terms where a contract has been terminated because of an assignment of the contract, including, potentially, a change in control of the subadviser. Generally, the Portfolio’s Board of Trustees must approve any new subadvisory agreements implemented in reliance on the exemptive order. The Portfolio may not generally rely on the exemptive order with respect to subadvisers that are affiliated with MetLife Advisers. One of the conditions of the exemptive relief is that within ninety days after entering into a new or amended investment subadvisory agreement without shareholder approval, the Portfolio must provide an information statement to its shareholders setting forth substantially the information that would be required to be contained in a proxy statement for a meeting of shareholders to vote on the approval of the agreement. This Information Statement is being provided to you to satisfy this condition of the exemptive relief.

THIS INFORMATION STATEMENT IS FOR YOUR INFORMATION ONLY. YOU DO NOT NEED TO DO ANYTHING IN RESPONSE TO THIS INFORMATION STATEMENT. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

I. Introduction

Prior to November 26, 2012, Lazard served as subadviser to the Portfolio pursuant to an investment advisory agreement, dated December 9, 2005, by and between Met Investors Advisory LLC (a predecessor to MetLife Advisers) and Lazard (the “Previous Subadvisory Agreement”).

At an in-person meeting of the Board of Trustees of the Trust held on November 12-13, 2012, the Trustees (including the Trustees who are not “interested persons” of the Trust, MetLife Advisers, Neuberger Berman or the Distributor (as that term is defined in the 1940 Act) (“Independent Trustees”)) approved a new investment subadvisory agreement between MetLife Advisers and Neuberger Berman, with respect to the Portfolio, which took effect as of November 26, 2012 (the “New Subadvisory Agreement”). In connection with the appointment of Neuberger Berman as subadviser to the Portfolio, the Previous Subadvisory Agreement was terminated as of November 26, 2012, and as of that date, Lazard no longer served as subadviser to the Portfolio. As discussed below, the New Subadvisory Agreement is the same in all material respects to the Previous Subadvisory Agreement, except for Lazard as subadviser, the subadvisory fee schedule, the effective date and term and certain administrative provisions. As with the Previous Subadvisory Agreement, the Portfolio does not pay the subadvisory fee under the New Subadvisory Agreement. The Management Agreement between the Trust and MetLife Advisers relating to the Portfolio remains in effect and the fees payable to MetLife Advisers by the Portfolio under the Management Agreement have not changed.

There is no change in the management fees paid to MetLife Advisers by the Portfolio as a result of the New Subadvisory Agreement.

As a result of the approval of the New Subadvisory Agreement, effective November 26, 2012, Neuberger Berman replaced Lazard as the subadviser to the Portfolio. All references to Lazard with respect to the Portfolio in the Summary Prospectus, Prospectus and Statement of Additional Information relating to the Portfolio were replaced with Neuberger Berman.

II. The Previous and New Subadvisory Agreements

The Previous Subadvisory Agreement

The Previous Subadvisory Agreement provided that it would remain in effect from December 9, 2005 to December 1, 2007 and would continue in full force and effect for successive periods of one year thereafter only so long as the Board, including a majority of the Independent Trustees, specifically approved its continuance at least annually. The Previous Subadvisory Agreement could be terminated at any time, without the payment of any penalty, by the Board of Trustees, by MetLife Advisers, or by the vote of a majority of the outstanding voting securities of the Portfolio, upon sixty days’ prior written notice to Lazard or by Lazard upon ninety days’ prior written notice to MetLife Advisers, or upon shorter notice as mutually agreed upon. The Previous Subadvisory Agreement also terminated automatically in the event of its assignment or in the event that the Management Agreement between MetLife Advisers and the Trust was assigned or terminated for any other reason.

The Previous Subadvisory Agreement also generally provided that, absent willful misconduct, bad faith, reckless disregard or gross negligence of Lazard in the performance of any of its duties or obligations under the Previous Subadvisory Agreement, Lazard would not be liable for any act or omission in the course of, or connected with, rendering services under the Previous Subadvisory Agreement.

Under the Previous Subadvisory Agreement, MetLife Advisers paid a subadvisory fee to Lazard, based on the average daily net assets of the Portfolio, consisting of a monthly fee computed at the annual rate of 0.400% of first $500 million of such assets, plus 0.375% of such assets over $500 million up to $1 billion, plus 0.350% of such assets over $1 billion. For the fiscal year ended December 31, 2011, MetLife Advisers paid Lazard $2,126,175 in aggregate subadvisory fees with respect to the Portfolio.

The Previous Subadvisory Agreement was renewed by the Board of Trustees, including by a separate vote of the Independent Trustees, at a meeting held on November 7-8, 2011. The Previous Subadvisory Agreement, was initially approved by the Board, including by a separate vote of the Independent Trustees, at a meeting held on November 9, 2005, and by the Portfolio’s initial shareholder on December 9, 2005.

The New Subadvisory Agreement

The New Subadvisory Agreement for the Portfolio is attached as Appendix A to this Information Statement. The terms of the New Subadvisory Agreement are the same in all material respects as those of the Previous Subadvisory Agreement, except for Lazard as subadviser, the subadvisory fee schedule, the effective date and term and certain administrative provisions. The New Subadvisory Agreement provides that it will remain in effect until November 26, 2014 and thereafter for successive periods of one year only so long as the Board, including a majority of the Independent Trustees, specifically approves its continuance at least annually. The Previous Subadvisory Agreement’s initial term was from December 9, 2005 to December 1, 2007. Like the Previous Subadvisory Agreement, the New Subadvisory Agreement can be terminated at any time, without the payment of any penalty, by the Board of Trustees, by MetLife Advisers, or by the vote of a majority of the outstanding voting securities of the Portfolio, upon sixty days’ prior written notice to Neuberger Berman or by Neuberger Berman upon ninety days’ prior written notice to MetLife Advisers, or upon shorter notice as mutually agreed upon. The New Subadvisory Agreement also terminates automatically in the event of its assignment or in the event that the Management Agreement between MetLife Advisers and the Trust is assigned or terminated for any other reason.

The New Subadvisory Agreement also generally provides that, absent willful misconduct, bad faith, reckless disregard or gross negligence of Neuberger Berman in the performance of any of its duties or obligations under the New Subadvisory Agreement, Neuberger Berman will not be liable for any act or omission in the course of, or connected with, rendering services under the New Subadvisory Agreement.

The New Subadvisory Agreement imposes certain obligations on Neuberger Berman, such as the quarterly reporting of certain compliance issues to MetLife Advisers, that were not in the Previous Subadvisory Agreement.

Subadvisory Fee

Under the New Subadvisory Agreement, MetLife Advisers pays a subadvisory fee to Neuberger Berman, based on the average daily net assets of the Portfolio, consisting of a monthly fee computed at the annual rate of 0.50% for the first $500 million of the Portfolio’s average net assets, 0.45% on the next $250 million of the Portfolio’s average net assets and 0.40% on such assets over $750 million.

For the fiscal year ended December 31, 2011, MetLife Advisers paid Lazard $2,126,175 in aggregate subadvisory fees with respect to the Portfolio under the Previous Subadvisory Agreement. If the New Subadvisory Agreement had been in effect during the fiscal year ended December 31, 2011, the fee payable by MetLife Advisers to Neuberger Berman would have been $2,674,127. The difference between such amounts is $547,952, which represents a 26% increase.

As with the Previous Subadvisory Agreement, the Portfolio does not pay the subadvisory fee under the New Subadvisory Agreement. The Management Agreement between the Trust and MetLife Advisers relating to the Portfolio remains in effect and the fees payable to MetLife Advisers by the Portfolio under the Management Agreement have not changed.

Effective Date

The New Subadvisory Agreement was approved by the Board of Trustees, including by a separate vote, the Independent Trustees, on November 12-13, 2012, and its effective date was as of November 26, 2012.

III. Board Considerations

At an in-person meeting of the Board held on November 12-13, 2012, the Board, including a majority of the Independent Trustees, approved the New Subadvisory Agreement between MetLife Advisers and Neuberger Berman for the Portfolio. Representatives of management informed the Board that, if approved by the Board, the New Subadvisory Agreement would become effective on November 26, 2012.

In considering the New Subadvisory Agreement, the Board reviewed a variety of materials provided by MetLife Advisers and Neuberger Berman relating to the Portfolio and Neuberger Berman, including comparative performance, fee and expense information for an appropriate peer group of similar mutual funds, performance information for relevant benchmark indices and other information regarding the nature, extent and quality of services to be provided by Neuberger Berman under the New Subadvisory Agreement. The Board also took into account information provided to the Board in its meetings throughout the year with respect to the services provided by Neuberger Berman to Neuberger Berman Genesis Portfolio (the “Neuberger Portfolio”), a series of Metropolitan Series Fund managed by Neuberger Berman. In considering the approval of the New Subadvisory Agreement, the Board took into account certain information and materials relating to Neuberger Berman that the Board received and considered in connection with its recent approval of the renewal of the subadvisory agreement of the Neuberger Portfolio between MetLife Advisers and Neuberger Berman that also occurred at the November 12-13, 2012 meeting. The approval of the Neuberger Portfolio’s subadvisory agreement followed a lengthy process which included a separate Board meeting in September 2012 during which the Board considered a variety of factors that are further discussed below, including, for example, the experience and qualifications of the Neuberger Berman portfolio management team and their investment performance.

The Independent Trustees were separately advised by independent legal counsel throughout the process. The Independent Trustees discussed the proposed approval of the New Subadvisory Agreement in a private session with their independent legal counsel at which no representatives of management were present.

In considering whether to approve the New Subadvisory Agreement with Neuberger Berman with respect to the Portfolio, the Board reviewed and analyzed the factors it deemed relevant, including: (1) the nature, extent and quality of the services to be provided to the Portfolio by Neuberger Berman; (2) the performance of the Portfolio and the Neuberger Portfolio as compared to a peer group and an appropriate index; (3) Neuberger Berman’s personnel and operations; (4) the financial condition of Neuberger Berman; (5) the level and method of computing the Portfolio’s proposed subadvisory fee; (6) the anticipated profitability of Neuberger Berman under the New Subadvisory Agreement; (7) any “fall-out” benefits that may accrue to Neuberger Berman and its affiliates (i.e., ancillary benefits that may be realized by Neuberger Berman or its affiliates from Neuberger Berman’s relationship with the Trust); (8) the anticipated effect of growth in size on the Portfolio’s performance and expenses; (9) fees paid by comparable institutional and retail accounts; and (10) possible conflicts of interest.

Nature, extent and quality of services. In considering the nature, extent and quality of the services to be provided by Neuberger Berman to the Portfolio, the Board considered information provided to the Board by Neuberger Berman, including Neuberger Berman’s Form ADV, as well as information presented throughout the past year in connection with Neuberger Berman’s management of the Neuberger Portfolio. The Board considered Neuberger Berman’s current level of staffing and its overall resources, as well as its compensation program. The Board reviewed Neuberger Berman’s history and investment experience, as well as information regarding the qualifications, background and responsibilities of Neuberger Berman’s investment and compliance personnel who would be providing services to the Portfolio. The Board also considered, among other things, Neuberger Berman’s compliance program and its disciplinary history. The Board noted Neuberger Berman’s regulatory history, including whether it was currently involved in any regulatory actions or investigations as well as material litigation, and any settlements and ameliatory actions undertaken, as appropriate. The Board also noted that the Trust’s Chief Compliance Officer (“CCO”) and his staff would be conducting regular, periodic compliance reviews with Neuberger Berman and present reports to the Independent Trustees regarding the same, which would include evaluating the regulatory compliance system of Neuberger Berman and procedures reasonably designed by Neuberger Berman to assure compliance with the federal securities laws, including issues related to late trading and market timing, best execution, fair value pricing, and proxy voting procedures, among others. The Board also took into account the financial condition of Neuberger Berman.

The Board considered Neuberger Berman’s investment process and philosophy. The Board took into account that Neuberger Berman’s responsibilities would include the development and maintenance of an investment program for the Portfolio which would be consistent with the Portfolio’s investment objectives, the selection of investment securities and the placement of orders for the purchase and sale of such securities, as well as the implementation of compliance controls related to performance of these services. The Board also reviewed Neuberger Berman’s brokerage policies and practices, including with respect to best execution and soft dollars. The Board also took into consideration that MetLife Advisers was recommending that, subject to shareholder approval, the Portfolio be merged into Neuberger Portfolio on or about April 29, 2013 and that Neuberger Berman manage the combined portfolio.

Based on its consideration and review of the foregoing information, the Board concluded that the nature, extent and quality of services to be provided by Neuberger Berman were satisfactory and that there was a reasonable basis on which to conclude that Neuberger Berman would provide a high quality of investment services to the Portfolio.

Performance. The Board considered the performance of the Portfolio as described in the quarterly reports prepared by management and the report of an independent consultant described below. The Board noted that MetLife Advisers reviews with the Board on a quarterly basis detailed information about the Portfolio’s performance results, portfolio composition and investment strategies. The Board also considered information comparing the performance of the Portfolio and the Neuberger Portfolio along with information about the performance of the Neuberger Portfolio that had been previously provided at a September 2012 Board meeting that related to the consideration of the annual renewal of the subadvisory agreement for the Neuberger Portfolio. Among other data relating specifically to the Portfolio and the Neuberger Portfolio, the Board noted that the Neuberger Portfolio had outperformed the Portfolio for the year-to-date, one-, three- and five-year periods ended September 30, 2012. The Trustees took into account that the portfolio managers who managed the Neuberger Portfolio were expected to manage the Portfolio. In addition, the Trustees took into consideration the differences in principal investment strategies between the Portfolio and the Neuberger Portfolio. Based on its review, the Board concluded that the replacement of Lazard by Neuberger Berman was appropriate given the comparative performance records of the Portfolio and Neuberger Portfolio.

Fees and expenses. The Board considered the subadvisory fee payable under the New Subadvisory Agreement. The Board noted that the rate of compensation in the New Subadvisory Agreement’s fee schedule is higher than the rate of compensation provided in the subadvisory fee schedule under the Previous Subadvisory Agreement but also noted the higher quality of services the Portfolio is expected to receive under the New Subadvisory Agreement. The Board also noted that the proposed subadvisory fee for the Portfolio would be paid by MetLife Advisers, not the Portfolio, out of the management fee. It was further noted that MetLife Advisers negotiated such fees at arm’s length. The Board received information concerning the fees charged by Neuberger Berman to manage other subadvised portfolios and accounts comparable to the Portfolio.

Profitability. In considering the anticipated profitability to Neuberger Berman and its affiliates of their relationships with the Portfolio, the Board took into account that the rate of compensation provided in the New Subadvisory Agreement’s fee schedule would result in a higher subadvisory fee than the Previous Subadvisory Agreement’s fee schedule. The Board noted that the proposed subadvisory fee under the New Subadvisory Agreement would be paid by MetLife Advisers, not the Portfolio, out of the management fee that it would receive under the Management Agreement with the Trust. The Board also relied on the ability of MetLife Advisers to negotiate the New Subadvisory Agreement and the fee thereunder at arm’s length. The Board also took into account that Neuberger Berman had agreed to aggregate the assets of the Portfolio and the Neuberger Portfolio for purposes of calculating its subadvisory fee, which was expected to reduce the fee payable to

Neuberger Berman. However, the Board placed more reliance on the fact that the New Subadvisory Agreement was negotiated at arm’s length and that the proposed subadvisory fee would be paid by MetLife Advisers than on Neuberger Berman’s anticipated profitability.

Economies of scale. The Board also considered the effect of the Portfolio’s growth in size on its performances and fees. The Board noted that the Portfolio’s management fee and proposed subadvisory fee each contained breakpoints that would reduce the fee rate on assets above certain specified asset levels. The Board considered the fact that the Portfolio’s fee levels decline as portfolio assets increase. The Board noted that if the Portfolio’s assets increase over time, the Portfolio may realize economies of scale if assets increase proportionally more than certain other fixed expenses. The Board concluded that the management fee structure for the Portfolio, including breakpoints, was reasonable.

Other factors. The Board considered other benefits that may be realized by Neuberger Berman and its affiliates from their relationship with the Trust, including the opportunity to provide advisory services to additional portfolios of the Trust and reputational benefits. The Board concluded that the benefits that may accrue to Neuberger Berman and its affiliates by virtue of Neuberger Berman’s relationship to the Portfolio were fair and reasonable in light of the anticipated costs of providing investment advisory services to the Portfolio and the anticipated commitment of Neuberger Berman to the Portfolio.

The Board also took into account the expected transaction costs to the Portfolio of the change in subadviser as well as the fact that Neuberger Berman had agreed to bear the costs associated with the preparation and mailing of the information statement and supplement that would need to be prepared in connection with the change in subadvisers, and concluded that the potential benefits from changing subadvisers outweighed any costs to be borne by the Portfolio.

The Board considered any possible conflicts of interest in the form of material benefits or detriments to the Trust resulting from the nature of the Trust’s and Neuberger Berman’s affiliations. Here, the Board considered possible conflicts of interest that may arise between the Trust and Neuberger Berman in connection with the services to be provided to the Trust and the various relationships that Neuberger Berman and its affiliates may have with the Trust. The Board considered the procedures for monitoring and managing such potential conflicts.

Conclusion. In considering the approval of the New Subadvisory Agreement, the Board, including the Independent Trustees, did not identify any single factor as controlling, and each Trustee may have attributed different weights to various factors. Based on all of the above-mentioned considerations, and the recommendations of management, the Board, including a majority of the Independent Trustees, determined that approval of the New Subadvisory Agreement was in the best interests of the Portfolio. After full consideration of these and other factors, the Board, including a majority of the Independent Trustees, with the assistance of independent legal counsel, approved the New Subadvisory Agreement with respect to the Portfolio.

IV. The Subadviser

NEUBERGER BERMAN MANAGEMENT LLC, 605 Third Avenue, 2nd Floor, New York, New York 10158-0180, is the subadviser to the Portfolio. Neuberger Berman is a subsidiary of the Neuberger Berman Group LLC. Neuberger Berman had assets under management of approximately $35.4 billion as of September 30, 2012.

Judith M. Vale, Robert W. D’Alelio, Michael L. Bowyer and Brett S. Reiner have been responsible for the day-to-day management of the Portfolio since November 2012. Each is a Managing Director of Neuberger Berman and Neuberger Berman, LLC. Ms. Vale and Mr. D’Alelio, Co-Managers of the Portfolio, have been senior members of Neuberger Berman’s Small Cap Group since they joined the firm in 1992 and 1996, respectively. Messrs. Bowyer and Reiner, Associate Managers of the Portfolio, have been members of Neuberger Berman’s Small Cap Group since 2001 and 2003, respectively. Mr. Bowyer joined the firm in 1996 and Mr. Reiner in 2000.

Following is a list of the directors and principal executive officers of Neuberger Berman and their principal occupations. The address of each person listed is 605 Third Avenue, 2nd Floor, New York, New York 10158-0180.

Name	Position Held with Neuberger Berman and Principal Occupations During the Last Five Years
Robert J. Conti	President & CEO

Maxine L. Gerson	Managing Director, General Counsel

Chamaine N. Williams	Senior Vice President, Chief Compliance Officer, Director of Compliance

Neuberger Berman acts as investment adviser or subadviser to the following other mutual funds that have similar investment objectives to those of the Portfolio.

Comparable Fund	Annual Advisory/Subadvisory Fee Rate for a Recent Fiscal Year End (as a % of average daily net assets)	Assets Under Management as of 9/30/2012
Neuberger Berman Genesis Portfolio, a series of Metropolitan Series Fund	0.50% of the first $500 million of the Portfolio’s average daily net assets, 0.45% of the next $250 million of such assets and 0.40% of the amount of such assets in excess of $750 million	$1,131.3 million

Neuberger Berman Genesis Fund Investor Class	0.85% on the first $250 million of the Portfolio’s average daily net assets, 0.80% on the next $250 million of such assets, 0.75% on the next $250 million of such assets, 0.70% on the next $250 million of such assets, and 0.65% on the amount of such assets in excess of $1 billion.	$11,598.7 million

Small Cap Subadvised Fund**	0.60% on the first $75 million of the Portfolio’s average daily net assets and 0.50% on the amount of such assets in excess of $75 million.	$112.2 million

**	Multi-manager fund where Neuberger Berman manages a sleeve of the total fund.

V. Changes in the Portfolio’s Investment Style

In connection with the change in subadviser, the Portfolio’s investment style has changed effective November 26, 2012. The Portfolio has continued to invest at least 80% of its assets in equity securities, including convertible securities, of mid-cap companies. The Portfolio considers a company to be a mid-cap company if it has a market capitalization, at the time of purchase, within the range of the largest and smallest capitalized companies included in the Russell Midcap Index during the most recent 11-month period (based on month-end data) plus the most recent data during the current month. The Portfolio may continue to hold or buy additional shares of a company that no longer is of comparable size if Neuberger Berman continues to believe that those shares are an attractive investment. The Portfolio seeks to reduce risk by diversifying among many companies and industries. Although the Portfolio mainly invests in common stocks of mid-cap companies, it may invest in companies of any capitalization.

Stock Selection

Neuberger Berman generally looks for undervalued companies whose current market shares and balance sheets are strong. Factors in identifying these firms may include:

•	Above-average returns.

•	An established market niche.

•	Circumstances that would make it difficult for new competitors to enter the market.

•	The ability to finance their own growth.

•	Sound future business prospects.

This approach is designed to let the Portfolio benefit from potential increases in stock prices, while limiting the risks typically associated with small-capitalization stocks. At times, Neuberger Berman may emphasize certain sectors that it believes will benefit from market or economic trends.

Neuberger Berman generally follows a disciplined selling strategy and may sell a stock when it reaches a target price, when the company’s business fails to perform as expected, or when other opportunities appear more attractive.

VI. Portfolio Transactions

Subject to the supervision and control of MetLife Advisers and the Trustees of the Trust, Neuberger Berman is responsible for decisions to buy and sell securities for the Portfolio’s account and for the placement of the Portfolio’s portfolio transactions and the negotiation of commissions, if any, paid on such transactions. Brokerage commissions are paid on transactions in equity securities traded on a securities exchange and on options, futures contracts and options thereon. Fixed income securities and certain equity securities in which the Portfolio may invest are traded in the over-the-counter market. These securities are generally traded on a net basis with dealers acting as principals for their own account without a stated commission, although prices of such securities usually include a profit to the dealer. In over-the-counter transactions, orders are placed directly with a principal market maker unless a better price and execution can be obtained by using a broker. In underwritten offerings, securities are usually purchased at a fixed price, which includes an amount of compensation to the underwriter generally referred to as the underwriter’s concession or discount. Certain money market securities may be purchased directly from an issuer, in which case no commissions or discounts are paid. U.S. government securities are generally purchased from underwriters or dealers, although certain newly-issued U.S. government securities may be purchased directly from the U.S. Treasury or from the issuing agency or instrumentality.

Neuberger Berman is responsible for effecting portfolio transactions and will do so in a manner it deems fair and reasonable to the Portfolio and not according to any formula. The primary consideration in all portfolio transactions will be prompt execution of orders in an efficient manner at a favorable price. In selecting broker-dealers and negotiating commissions, Neuberger Berman considers, among other factors, the firm’s reliability, the quality of its execution services on a continuing basis, confidentiality, including trade anonymity, and its financial condition. When more than one firm is believed to meet these criteria, preference may be given to brokers that provide the Portfolio or Neuberger Berman with brokerage and research services within the meaning of Section 28(e) of the Exchange Act. In doing so, the Portfolio may pay higher commission rates than the lowest available when Neuberger Berman believes it is reasonable to do so in light of the value of the brokerage and research services provided by the broker effecting the transaction. Generally, Neuberger Berman is of the opinion that, because research provided by a broker must be analyzed and reviewed, its receipt and use does not tend to reduce expenses but may benefit the Portfolio or other accounts managed by Neuberger Berman by supplementing Neuberger Berman’s research.

The Board of Trustees has approved a Statement of Directed Brokerage Policies and Procedures for the Trust pursuant to which the Trust may direct MetLife Advisers to cause Neuberger Berman to effect securities transactions through broker-dealers in a manner that would help to generate resources to pay the cost of certain expenses which the Trust is required to pay or for which the Trust is required to arrange payment pursuant to the Management Agreement (“Directed Brokerage”). The Trustees will review the levels of Directed Brokerage for the Portfolio on a quarterly basis.

For the year ended December 31, 2011, the Portfolio paid $1,047,263 in brokerage commissions. No portion of the Portfolio’s brokerage commissions were paid to affiliated brokers during the year ended December 31, 2011.

VII. Portfolio’s Ownership Information

As of the Record Date, the total number of Class A, Class B and Class E shares of the Portfolio outstanding were 7,760,584.348, 23,095,675.060 and 1,643,180.374, respectively.

Metropolitan Life Insurance Company, a New York life insurance company (“MetLife”), and its affiliates, MetLife Investors USA Insurance Company, MetLife Investors Insurance Company, First MetLife Investors Insurance Company and MetLife Insurance Company of Connecticut (individually an “Insurance Company” and collectively the “Insurance Companies”), are the record owners, through their separate accounts, of all of the Portfolio’s shares.

As of the Record Date, the officers and Trustees of the Trust as a group beneficially owned less than 1% of the shares of beneficial interest of the Portfolio. To the Trust’s knowledge, no person, as of the Record Date, was entitled to give voting instructions to an Insurance Company with respect to 5% or more of the Portfolio’s shares.

Appendix A

MET INVESTORS SERIES TRUST

SUB-ADVISORY AGREEMENT

(MLA Mid Cap Portfolio)

This Sub-Advisory Agreement (this “Agreement”) is entered into as of November 26, 2012 by and between MetLife Advisers, LLC, a Delaware limited liability company (the “Manager”) and Neuberger Berman Management LLC, a New York limited liability company (the “Subadviser”).

WHEREAS, the Manager has entered into a Management Agreement dated December 8, 2000, as amended, (the “Management Agreement”) with Met Investors Series Trust (the “Trust”), pursuant to which the Manager provides portfolio management and administrative services to the MLA Mid Cap Portfolio of the Trust (the “Portfolio”) (formerly, Lazard Mid Cap Portfolio);

WHEREAS, the Management Agreement provides that the Manager may delegate any or all of its portfolio management responsibilities under the Management Agreement to one or more subadvisers;

WHEREAS, the Manager desires to retain the Subadviser to render portfolio management services in the manner and on the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, the Manager and the Subadviser agree as follows:

1.        Sub-Advisory Services.

a.        The Subadviser shall, subject to the supervision of the Manager and in cooperation with the Manager, as administrator, or with any other administrator appointed by the Manager (the “Administrator”), manage the investment and reinvestment of the assets of the Portfolio. The Subadviser shall invest and reinvest the assets of the Portfolio in conformity with (1) the investment objective, policies and restrictions of the Portfolio set forth in the Trust’s prospectus and statement of additional information, as revised or supplemented from time to time, relating to the Portfolio (the “Prospectus”), (2) any additional policies or guidelines established by the Manager or by the Trust’s Trustees that have been furnished in writing to the Subadviser and (3) the provisions of the Internal Revenue Code (the “Code”) applicable to “regulated investment companies” (as defined in Section 851 of the Code) and “segregated asset accounts” (as defined in Section 817 of the Code) including, but not limited to, the diversification requirements of Section 817(h) of the Code and the regulations thereunder, all as from time to time in effect (collectively, the “Policies”), and with all applicable provisions of law, including without limitation all applicable provisions of the Investment Company Act of 1940 (the “1940 Act”) the rules and regulations thereunder and the interpretive opinions thereof of the staff of the Securities and Exchange Commission (“SEC”) (“SEC Positions”); provided, however, that the Manager agrees to inform the Subadviser of any and all applicable state insurance law restrictions that operate to limit or restrict the investments the Portfolio might otherwise make (“Insurance Restrictions”), and to inform the Subadviser promptly of any changes in such Insurance Restrictions. Subject to the foregoing, the Subadviser is authorized, in its discretion and without prior consultation with the Manager, to buy, sell, lend and otherwise trade in any stocks, bonds and other securities and investment instruments on behalf of the Portfolio, without regard to the length of time the securities have been held and the resulting rate of portfolio turnover or any tax considerations; and the majority or the whole of the Portfolio may be invested in such proportions of stocks, bonds, other securities or investment instruments, or cash, as the Subadviser shall determine. Notwithstanding the foregoing provisions of this Section 1.a, however, the Subadviser shall, upon written instructions from the Manager, effect such portfolio transactions for the Portfolio as the Manager shall determine are necessary in order for the Portfolio to comply with the Policies.

1

b.        The Subadviser shall furnish the Manager and the Administrator daily, weekly, monthly, quarterly and/or annual reports concerning portfolio transactions and the investment performance of the Portfolio in such form as may be mutually agreed upon, and agrees to review the Portfolio and discuss the management of the Portfolio with representatives or agents of the Manager, the Administrator or the Trust at their reasonable request. The Subadviser shall, as part of a complete portfolio compliance testing program, perform quarterly diversification testing under Section 817 (h) of the Code. The Subadviser shall provide timely notice each calendar quarter that such diversification was satisfied, or if not satisfied, that corrections were made within 30 days of the end of the calendar quarter. The Subadviser shall also provide the Manager, the Administrator or the Trust with such other information and reports as may reasonably be requested by the Manager, the Administrator or the Trust from time to time, including without limitation all material as reasonably may be requested by the Trustees of the Trust pursuant to Section 15(c) of the 1940 Act.

c.        The Subadviser shall provide to the Manager a copy of the Subadviser’s Form ADV as filed with the SEC and as amended from time to time and a list of the persons whom the Subadviser wishes to have authorized to give written and/or oral instructions to custodians of assets of the Portfolio;

d.        In accordance with Rule 17a-10 under the 1940 Act and any other applicable law, the Subadviser shall not consult with any other subadviser to the Portfolio or any subadviser to any other portfolio of the Trust or to any other investment company or investment company series for which the Manager serves as investment adviser concerning transactions of the Portfolio in securities or other assets, other than for purposes of complying with conditions of paragraphs (a) and (b) of Rule 12d3-1 under the 1940 Act.

e.        Unless the Manager gives the Subadviser written instructions to the contrary, the Subadviser shall use its good faith judgment in a manner which it reasonably believes best serves the interest of the Portfolio’s shareholders to vote or abstain from voting all proxies solicited by or with respect to the issuers of securities in which assets of the Portfolio are invested.

f.        As the delegate of the Trustees of the Trust, the Subadviser shall provide Manager with information providing the basis for reasonable and good faith fair valuations for any securities in the Portfolio for which the Subadviser deems current market quotations are either not readily available or not reliable. Subadviser will also provide fair valuation information in response to the reasonable inquiry of the Manager or Manager’s delegate.

g.        The Subadviser shall be responsible for expenses relating to the printing and mailing of any prospectus supplement, exclusive of annual updates, required solely as a result of actions taken by the Subadviser, including but not limited to, portfolio manager changes or disclosure changes requested by the Subadviser that affect the investment objective, principal investment strategies, principal investment risks and portfolio management sections of the prospectus. Application of this provision will not apply where the above-described changes can be implemented through annual updates or revisions otherwise required of the Manager but not prompted solely as a result of actions taken by the Subadviser.

2.        Obligations of the Manager.

a.        The Manager shall provide (or cause the Trust’s custodian to provide) information to the Subadviser in a timely manner regarding such matters as the composition of assets in the Portfolio, cash requirements and cash available for investment in the Portfolio, and all other information as may be reasonably necessary for the Subadviser to perform its responsibilities hereunder.

b.        The Manager has furnished the Subadviser a copy of the Prospectus and agrees during the continuance of this Agreement to furnish the Subadviser copies of any revisions or supplements thereto at, or, if practicable, before the time the revisions or supplements become effective. The Manager agrees to furnish the Subadviser with relevant sections of minutes of meetings of the Trustees of the Trust applicable to the Portfolio

2

to the extent they may affect the duties of the Subadviser, and with copies of any financial statements or reports of the Trust with respect to the Portfolio to its shareholders, and any further materials or information which the Subadviser may reasonably request to enable it to perform its functions under this Agreement, including, but not limited to, timely information relating to any Insurance Restrictions.

c.        The Subadviser agrees that all books and records which it maintains for the Trust are the Trust’s property. The Subadviser also agrees upon request of the Manager or the Trust, promptly to surrender the books and records to the requester or make the books and records available for inspection by representatives of regulatory authorities. The Subadviser shall permit all books and records with respect to the Portfolio to be inspected and audited by the Manager and the Administrator at all reasonable times during normal business hours, upon reasonable notice. The Subadviser further agrees to maintain and preserve the Trust’s books and records in accordance with the Investment Company Act and rules thereunder.

3.        Custodian.  The assets of the Portfolio shall be maintained in the custody of an eligible custodian (the “Custodian”) identified in, and in accordance with the terms and conditions of, a custody agreement (the “Custody Agreement”) (or any sub-custodian properly appointed as provided in the Custody Agreement). The Subadviser shall provide timely instructions directly to the Custodian, in the manner and form as required by the Custody Agreement (including with respect to exchange offerings and other corporate actions) necessary to effect the investment and reinvestment of the Portfolio’s assets. Any assets added to the Portfolio shall be delivered directly to the Custodian.

4.        Expenses.  Except for expenses specifically assumed or agreed to be paid by the Subadviser pursuant hereto, the Subadviser shall not be liable for any expenses of the Manager or the Trust including, without limitation, (a) interest and taxes, (b) brokerage commissions and other costs in connection with the purchase or sale of securities or other investment instruments with respect to the Portfolio, and (c) custodian fees and expenses. The Subadviser will pay its own expenses incurred in furnishing the services to be provided by it pursuant to this Agreement.

5.        Purchase and Sale of Assets.  Absent instructions from the Manager to the contrary, the Subadviser shall place all orders for the purchase and sale of securities for the Portfolio with brokers or dealers selected by the Subadviser, which may include brokers or dealers affiliated with the Subadviser, provided such orders comply with Rule 17e-1 (or any successor or other relevant regulations) under the 1940 Act in all respects. To the extent consistent with applicable law and then current SEC positions, purchase or sell orders for the Portfolio may be aggregated with contemporaneous purchase or sell orders of other clients of the Subadviser. The Subadviser shall use its best efforts to obtain execution of transactions for the Portfolio at prices which are advantageous to the Portfolio and at commission rates that are reasonable in relation to the benefits received. However, the Subadviser may, in accordance with applicable law and the current SEC positions, select brokers or dealers on the basis that they provide brokerage, research or other services or products to the Portfolio and/or other accounts serviced by the Subadviser. Not all such services or products need to be used by the Subadviser in managing the Portfolio.

6.        Compensation of the Subadviser.  As full compensation for all services rendered, facilities furnished and expenses borne by the Subadviser hereunder, the Manager shall pay the Subadviser compensation at the annual rate of 0.50% for the first $500 million of the Portfolio’s average net assets, 0.45% on the next $250 million of the Portfolio’s average net assets and 0.40% on such assets over $750 million. Average daily net assets will include cash and all payables and receivables including accrued income and accrued expenses. Such compensation shall be payable monthly in arrears or at such other intervals, not less frequently than quarterly, as the Manager is paid by the Portfolio pursuant to the Management Agreement. If the Subadviser shall serve for less than the whole of any month or other agreed upon interval, the forgoing compensation shall be prorated. The Manager may from time to time waive the compensation it is entitled to receive from the Trust; however, any such waiver will have no effect on the Manager’s obligation to pay the Subadviser the compensation provided for herein.

3

7.        Non-Exclusivity.  The Manager agrees that the services of the Subadviser are not to be deemed exclusive and that the Subadviser and its affiliates are free to act as investment manager and provide other services to various investment companies and other managed accounts, except as the Subadviser and the Manager or the Administrator may otherwise agree from time to time in writing before or after the date hereof. This Agreement shall not in any way limit or restrict the Subadviser or any of its directors, officers, employees or agents from buying, selling or trading any securities or other investment instruments for its or their own account or for the account of others for whom it or they may be acting, provided that such activities do not adversely affect or otherwise impair the performance by the Subadviser of its duties and obligations under this Agreement. The Manager recognizes and agrees that the Subadviser may provide advice to or take action with respect to other clients, which advice or action, including the timing and nature of such action, may differ from or be identical to advice given or action taken with respect to the Portfolio. The Subadviser shall for all purposes hereof be deemed to be an independent contractor and shall, unless otherwise provided or authorized, have no authority to act for or represent the Trust or the Manager in any way or otherwise be deemed an agent of the Trust or the Manager. Notwithstanding the forgoing, the Subadviser may execute account documentation, agreements, contracts and other documents requested by brokers, dealers, counterparties and other persons in connection with its management of the assets of the Portfolio, provided the Subadviser receives the express agreement and consent of the Manager and/or the Trust’s Board of Trustees to execute futures account agreements, ISDA Master Agreements and other documents related thereto, which consent shall not be unreasonably withheld. In such respect, and only for this limited purpose, the Subadviser shall act as the Manager’s and the Trust’s agent and attorney-in-fact.

8.        Liability.  Except as may otherwise be provided by the 1940 Act or other federal securities laws, neither the Subadviser nor any of its officers, directors, employees or agents shall be subject to any liability to the Manager, the Trust, the Portfolio or any shareholder of the Portfolio for any loss arising from any claim or demand based upon any error of judgment, or any loss arising out of any investment or other act or omission in the course of, connected with, or arising out of any service to be rendered under this Agreement, except by reason of willful misfeasance, bad faith or gross negligence in the performance of the Subadviser’s duties or by reason of reckless disregard by the Subadviser of its obligations and duties. The Manager acknowledges and agrees that the Subadviser makes no representation or warranty, express or implied, that any level of performance or investment results will be achieved by the Portfolio or that the Portfolio will perform comparably with any standard or index, including other clients of the Subadviser, whether public or private.

9.        Indemnification.  The Manager agrees to indemnify and hold harmless the Subadviser, its officers and directors, and any person who “controls” the Subadviser, within the meaning of Section 15 of the Securities Act of 1933, as amended (the “1933 Act”), from and against any and all direct or indirect liabilities, losses or damages (including reasonable attorneys’ fees) suffered by Subadviser resulting from (i) the Manager’s breach of any provision of this Agreement, (ii) willful misfeasance, bad faith, reckless disregard or gross negligence on the part of the Advisor or any of its officers, directors or employees in the performance of the Manager’s duties and obligations under this Agreement or (iii) any untrue statement or alleged untrue statement of a material fact contained in the Prospectus and Statement of Additional Information, as amended or supplemented from time to time or promotional materials pertaining or relating to the Trust or any amendment thereof or any supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement therein not misleading, if such a statement or omission was made by the Trust other than in reliance upon written information furnished by the Subadviser or any affiliated person of the Subadviser, expressly for use in the Trust’s registration statement or other than upon verbal information confirmed by the Subadviser in writing expressly for use in the Trust’s registration statement.

In no case shall the Manager’s indemnity in favor of the Subadviser or any affiliated person or controlling person of the Subadviser, or any other provision of this Agreement, be deemed to protect such person against any liability to which any such person would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

4

The Subadviser agrees to indemnify and hold harmless the Manager, its officers and directors, and any person who “controls” the Manager, within the meaning of Section 15 of the 1933 Act, from and against any and all direct or indirect liabilities, losses or damages (including reasonable attorneys’ fees) suffered by Manager resulting from (i) the Subadviser’s breach of its duties under this Agreement, (ii) willful misfeasance, bad faith, reckless disregard or gross negligence on the part of the Subadviser or any of its officers, directors or employees in the performance of the Subadviser’s duties and obligations under this Agreement or (iii) any untrue statement or alleged untrue statement of a material fact contained in the Prospectus or Statement of Additional Information, as amended or supplemented from time to time relating to the Series or any amendment thereof or any supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement therein not misleading, if such a statement or omission was made in reliance upon written information furnished by the Subadviser to the Manager, the Trust or any affiliated person of the Manager or the Trust expressly for use in the Trust’s registration statement, or upon verbal information confirmed by the Subadviser in writing expressly for use in the Trust’s registration statement; or (iv) to the extent of, and as a result of, the failure of the Subadviser to execute, or cause to be executed, portfolio transactions with respect to the Assets of the Trust according to the standards and requirements of the 1934 Act, the 1940 Act and the Advisers Act.

In no case shall the Subadviser’s indemnity in favor of the Manager or any affiliated person or controlling person of the Manager, or any other provision of this Agreement, be deemed to protect such person against any liability to which any such person would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

10.        Effective Date and Termination.  This Agreement shall become effective as of the date of its execution, and

a.        unless otherwise terminated, this Agreement shall continue in effect for two years from the date of execution, and from year to year thereafter so long as such continuance is specifically approved at least annually (i) by the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Portfolio, and (ii) by vote of a majority of the Trustees of the Trust who are not interested persons of the Trust, the Manager or the Subadviser, cast in person at a meeting called for the purpose of voting on such approval;

b.        this Agreement may at any time be terminated on sixty days’ written notice to the Subadviser either by vote of the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Portfolio;

c.        this Agreement shall automatically terminate in the event of its assignment or upon the termination of the Management Agreement;

d.        this Agreement may be terminated by the Subadviser on sixty days’ written notice to the Manager and the Trust, or, if approved by the Board of Trustees of the Trust, by the Manager on sixty days’ written notice to the Subadviser; and

Termination of this Agreement pursuant to this Section 9 shall be without the payment of any penalty.

11.        Amendment.  This Agreement may be amended at any time by mutual consent of the Manager and the Subadviser, provided that, if required by law (as may be modified by any exemptions received of the Manager), such amendment shall also have been approved by vote of a majority of the outstanding voting securities of the Portfolio and by vote of a majority of the Trustees of the Trust who are not interested persons of the Trust, the Manager or the Subadviser, cast in person at a meeting called for the purpose of voting on such approval.

5

12.        Certain Definitions.  For the purpose of this Agreement, the terms “vote of a majority of the outstanding voting securities,” “interested person,” “affiliated person” and “assignment” shall have their respective meanings defined in the 1940 Act, subject, however, to such exemptions as may be granted by the SEC under the 1940 Act.

13.        General.

a.        The Subadviser may perform its services through any employee, officer or agent of the Subadviser, and the Manager shall not be entitled to the advice, recommendation or judgment of any specific person; provided, however, that the persons identified in the prospectus of the Portfolio shall perform the portfolio management duties described therein until the Subadviser notifies the Manager that one or more other employees, officers or agents of the Subadviser, identified in such notice, shall assume such duties as of a specific date.

b.        If any term or provision of this Agreement or the application thereof to any person or circumstances is held to be invalid or unenforceable to any extent, the remainder of this Agreement or the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the fullest extent permitted by law.

c.        This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts.

14.        Confidentiality

Subject to the duty of the Manager or Subadviser to comply with applicable law, including any demand of any regulatory or taxing authority having jurisdiction, the parties hereto shall treat as confidential all information pertaining to the Trust and the actions of the Subadviser and the Trust in respect thereof. It is understood that any information or recommendation supplied by the Subadviser in connection with the performance of its obligations hereunder is to be regarded as confidential and for use only by the Manager, the Trust or such persons as the Manager may designate in connection with the Trust.

METLIFE ADVISERS, LLC

By:	/s/
Authorized Officer

NEUBERGER BERMAN MANAGEMENT LLC

By:	/s/
Authorized Officer

6